Exhibit 99.1

Hannon Armstrong Announces 78% Annual GAAP EPS Growth to $0.57 Per Share; 6% Annual Core EPS Growth to $1.27 Per Share and Declares Q1 2018 Dividend of $0.33 Per Share

ANNAPOLIS, Md., February 21, 2018 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company”) (NYSE: HASI), a capital and services provider focused on sustainable infrastructure markets that reduce climate changing greenhouse gas emissions (“GHG”) as well as mitigating the impact of, or increasing resiliency to, climate change, today reported earnings as shown in the table below:

	For the Three Months Ended December 31, 2017		For the Three Months Ended December 31, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$3,383	$0.06	$4,408	$0.09
Core Earnings (1)	$16,410	$0.31	$13,123	$0.29

	For the Year Ended December 31, 2017		For the Year Ended December 31, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$30,856	$0.57	$14,652	$0.32
Core Earnings (1)	$66,135	$1.27	$50,529	$1.20

(1)	The difference between GAAP net income and core earnings is primarily the result of adjusting for a return on capital from our equity investments in renewable energy projects and adding back non-cash equity-based compensation. A reconciliation of our GAAP net income to core earnings is included in this press release.

Highlights

•	Closed approximately $1 billion of transactions for the year

•	Delivered 78% annual GAAP EPS growth and 6% annual Core EPS growth in 2017

•	Over $2.5 billion widely diversified pipeline

•	Over 25% annual growth in balance sheet to approximately $2.3 billion, diversified across approximately 175 separate investments

•	Achieved a fixed-rate debt level of 92% as of December 31, 2017

•	Declared Q4 2017 dividend of $0.33 per share, for an annualized yield of 6.3% based on our closing stock price of $20.99 on February 20, 2018

•	An estimated 530,000 metric tons of annual carbon emissions will be offset by our 2017 transactions equating to a CarbonCount® score of 0.56, or 0.56 metric tons per $1,000 invested

“We moved aggressively over the last several years to fix out substantially all of our debt, and lock in our portfolio returns, before the recent increase in rates and flattening of the yield curve,” said President & CEO Jeff Eckel. “Over the last 30 years, we have seen flat or inverted yield curve environments similar to what we have today and believe this is the time to increase the proportion of gain on sale securitization transactions. Longer term, as the yield curve normalizes, we will again prioritize accretive on-balance sheet investments, possibly with the benefit of a higher interest rate and spread environment. Given our strong and growing pipeline, we are introducing three-year guidance of 8% to 12% annualized total shareholder returns. Finally,” continued Eckel, “as a result of the costs of the higher fixed rate debt, we decided to keep the dividend unchanged from its previous level for 2018 and will review it again this time next year.”

Guidance

The Company is targeting total shareholder returns, on a compounded annual basis over the next 3 years, in the 8% - 12% range. The Company believes that investors focus on both our dividend yield and core earnings growth, thus it defines total shareholder return for any period as the average yield on the stock plus change in core earnings per share. For example, a 5% average dividend yield and a 5% growth in core earnings per share, would equate to a 10% total shareholder return. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; (iv) changes in costs and expenses reflective of the Company’s forecasted operations, and (v) the general interest rate and market environment, including a relatively consistent price to core earnings multiple for the Company’s stock. Changes in the actual share price may vary over a period of time for factors outside of the Company’s control which would impact the total shareholder return (share price change with dividends reinvested) realized by an investor. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Non-GAAP Financial Measures section of this press release.

Portfolio

Our Portfolio totaled approximately $2.0 billion as of December 31, 2017, and included approximately $0.5 billion of energy efficiency, approximately $1.4 billion of renewable energy (wind and solar), and approximately $0.1 billion other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor as of December 31, 2017:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	($ in millions)
Equity investments in renewable energy projects	$—	$—	$—	$—	$502	$502
Receivables and investments	639	514	10	1,163	—	1,163
Real estate (4)	—	341	—	341	21	362

Total	$639	$855	$10	$1,504	$523	$2,027

Average Remaining Balance (5)	$11	$9	$5	$10	$19	$11

(1)	Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $400 million of U.S. federal government transactions and $239 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $11 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $314 million of internally rated residential solar loans made on a non-recourse basis to special purpose subsidiaries of the SunPower Corporation, for which we rely on certain limited indemnities, warranties, and other obligations of the SunPower Corporation or its other subsidiaries.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(5)	Excludes approximately 135 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $52 million.

Fourth Quarter and Full Year Financial Results

Revenue grew by approximately $7 million, or 36%, for the three months, and approximately $24 million, or 30%, for the year ended December 31, 2017, as compared to the same periods in 2016. Increases were primarily driven by growth in the Portfolio to $2.0 billion as of December 31, 2017 from $1.6 billion as of December 31, 2016 as well as higher gain on sale income for both the quarter and year to date. GAAP equity method income was down slightly for the quarter and grew by approximately $16 million for the twelve months ended December 31, 2017, compared to the same period in 2016, due to both additional investments and increased income allocations from certain projects.

The growth in both revenue and income from the equity method investments was offset by an approximately $6 million increase in interest expense for the three months, and an approximately $20 million increase interest expense for the year ended December 31, 2017, as compared to the same periods in 2016. This increase was primarily the result of higher average outstanding borrowings, including higher fixed-rate debt and an increase in interest rates.

Other expenses (compensation and benefits and general and administrative expenses) increased by $0.5 million for the three months, and increased by approximately $3 million for the year ended December 31, 2017, as compared to the same periods in 2016 due primarily to the growth of the Company.

GAAP earnings fell slightly for the three months due to the higher interest expense but increased by $16 million for the year on the higher revenue and equity method income offset by the higher interest and other expenses. Core earnings grew by approximately $3 million for the quarter primarily due to higher core earnings from equity method investments. Core earnings grew in line from GAAP earnings by approximately $16 million for the year ended December 31, 2017, over the same periods in 2016 primarily as the result of higher GAAP earnings. A reconciliation of our GAAP net income to core earnings is included in this press release.

The calculation of our fixed-rate debt and leverage ratios as of December 31, 2017 and 2016 are shown in the chart below:

	December 31, 2017	% of Total	December 31, 2016	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$110	8%	$320	33%
Fixed-rate debt (2)	1,318	92%	655	67%

Total	$1,428	100%	$975	100%

Leverage (3)	2.2 to 1		1.7 to 1

(1)	Floating-rate borrowings include borrowings under our floating-rate credit facilities (“credit facilities”) and approximately $40 million and $37 million of nonrecourse debt with floating rate exposure as of December 31, 2017 and December 31, 2016, respectively. Approximately $32 million of the 2017 floating rate-exposure is hedged beginning in 2019.
(2)	Fixed-rate debt also includes the present notional value of nonrecourse debt that is hedged using interest rate swaps.
(3)	Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

“We completed over $600 million of fixed-rate debt in the second half of 2017 at an average coupon of below 4%, as we ended 2017 with 92% fixed-rate debt. While we estimate this higher fixed-rate debt cost will equate to approximately $0.10 per share on an annual basis, our year-end average debt cost was approximately 0.4% higher than the average of 2016—well below the 1.1% increase in LIBOR over the last year and a half. We expect to maintain this higher level of fixed-rate debt until the Federal Reserve has completed its normalization process. During this time period, we expect to capitalize on strong institutional investor interest by increasing our securitization activity. This will likely increase the quarter over quarter or year over year variability of the earnings,” said Chief Financial Officer Brendan Herron.

Dividend

The Company announced today that its Board of Directors declared a quarterly cash dividend of $0.33 per share of common stock, payable on April 12, 2018, to stockholders of record on April 4, 2018.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, February 21, 2018, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-800-239-9838, or for international callers, 1-323-794-2551. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 5253208. The replay will be available until February 28, 2018.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) is a capital and services provider to the sustainable infrastructure markets, focused on reducing climate changing greenhouse gas emissions (“GHG” or carbon emissions) as well as mitigating the impact of, or increasing resiliency to, climate change. Our goal is to generate attractive returns for our stockholders by investing capital in assets that generate long-term, recurring and predictable cash flows or cost savings from proven technologies. We also provide services to the various partners and counterparties in the markets where we invest. Our management team has extensive relevant industry knowledge and experience, dating back more than 30 years. With scientific consensus that climate warming trends are linked to human activities and resulting in various extreme weather events, we believe our firm is well positioned to generate better risk-adjusted returns by investing in the assets, and providing services to the firms, that reduce carbon emissions. Further, with increasing weather-related events affecting certain areas of our markets, we see similar investment and services opportunities in infrastructure assets that mitigate the impact of, and increase the resiliency to, these weather events and climate change. We are based in Annapolis, MD.

Forward-Looking Statements:

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2016 as amended by our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2016 (collectively, our “2016 Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to invest in projects that reduce greenhouse gas emissions or mitigate the impact of climate change including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact on the value our assets;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates, including the flattening of the yield curve, and the market value of our assets and target assets;

•	changes in commodity prices, including continued low natural gas prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of and our ability to attract and retain qualified personnel;

•	estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The revised guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; (iv) changes in costs and expenses reflective of the Company’s forecasted operations and (v) the general interest rate and market environment, including a relatively consistent price to core earnings multiple for the Company’s stock. Changes in the actual share price may vary over a period of time for factors outside of the Company’s control which would impact the total shareholder return (share price change with dividends reinvested) realized by an investor. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team.

The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transactions flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Core Earnings guidance.

Estimated carbon savings are calculated using the estimated kilowatt hours (“kWh”), gallons of fuel oil, million British thermal units (“MMBtus”) of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Administration. Portfolios of projects are represented on an aggregate basis.

The risks included here are not exhaustive. Our most recent quarterly report on Form 10-Q, annual report on Form10-K, or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenue
Interest income, receivables	$13,605	$12,024	$56,734	$48,202
Interest income, investments	1,461	519	5,079	1,822
Rental income	5,572	3,165	19,831	11,933
Gain on sale of receivables and investments	5,752	3,761	20,956	17,425
Fee income	705	393	2,973	1,816

Total revenue	27,095	19,862	105,573	81,198
Expenses
Interest expense	18,744	12,296	65,472	45,241
Compensation and benefits	3,976	4,380	19,708	18,877
General and administrative	3,068	2,164	10,762	8,293

Total expenses	25,788	18,840	95,942	72,411

Income before equity method investments	1,307	1,022	9,631	8,787
Income (loss) from equity method investments	2,866	3,433	22,289	6,110

Income before income taxes	4,173	4,455	31,920	14,897

Income tax (expense) benefit	(766)	(18)	(885)	(141)

Net income (loss)	3,407	4,437	31,035	14,756

Net income (loss) attributable to non-controlling interest holders	24	29	179	104

Net income (loss) attributable to controlling stockholders	$3,383	$4,408	$30,856	$14,652

Basic earnings per common share	$0.06	$0.09	$0.57	$0.32

Diluted earnings per common share	$0.06	$0.09	$0.57	$0.32

Weighted average common shares outstanding—basic	51,659,751	44,358,245	50,361,672	40,290,717
Weighted average common shares outstanding—diluted	51,659,751	44,358,245	50,361,672	40,290,717

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEET

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2017	December 31, 2016
Assets
Equity method investments	$522,615	$363,297
Government receivables	519,485	526,481
Commercial receivables	473,452	515,756
Receivables held-for-sale	19,081	—
Real estate	340,824	172,257
Investments	151,209	58,058
Cash and cash equivalents	57,274	29,428
Other assets	166,232	80,610

Total Assets	$2,250,172	$1,745,887

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable, accrued expenses and other	$25,645	$25,219
Deferred funding obligations	153,308	170,892
Credit facility	69,922	283,346
Non-recourse debt (secured by assets of $1,545 million and $864 million, respectively)	1,210,861	692,091
Convertible notes	147,655	—

Total Liabilities	1,607,391	1,171,548

Stockholders’ Equity
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 51,665,449 and 46,493,155 shares issued and outstanding, respectively	517	465
Additional paid in capital	770,983	663,744
Accumulated deficit	(131,251)	(92,213)
Accumulated other comprehensive income (loss)	(1,065)	(1,388)
Non-controlling interest	3,597	3,731

Total Stockholders’ Equity	642,781	574,339

Total Liabilities and Stockholders’ Equity	$2,250,172	$1,745,887

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

We calculate core earnings as GAAP net income excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to account for our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Certain of our equity method investments in renewable energy projects are structured using typical partnership “flip” structures where we, along with any other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests while we, and any other institutional investors, retain an ongoing residual interest. We typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.

Under GAAP, we account for these investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss are also impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.

The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, we further adjust GAAP net income to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this adjustment to our GAAP net income in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments.

For the year ended December 31, 2017, we recognized $22.3 million in income under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $42.7 million for core earnings as discussed above to reflect our return on capital from these investments for the year ended December 31, 2017. This compares to the collected cash distributions from these equity method investments of approximately $89.7 million for the year ended December 31, 2017, with the difference between core earnings and cash collected representing a return of capital.

For the year ended December 31, 2016, we recognized $6.1 million in income under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $30.5 million for core earnings as discussed above to reflect our return on capital from these investments for the year ended December 31, 2016. This compares to the collected cash distributions from these equity method investments of approximately $55.8 million for the year ended December 31, 2016, with the difference between core earnings and cash collected representing a return of capital.

We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.

However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other REITs.

Reconciliation of our GAAP Net Income to Core Earnings

We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the three months and year ended December 31, 2017 and 2016 in the tables below:

	For the three months ended December 31, 2017		For the three months ended December 31, 2016
		Per Share		Per Share
	($ in thousands, except per share data)
Net income attributable to controlling stockholders	$3,383	$0.06	$4,408	$0.09
Core earnings adjustments:
Reverse GAAP income from equity method investments	(2,866)		(3,433)
Add back core equity method investments earnings (1)	11,414		9,256
Non-cash equity-based compensation charges (2)	2,953		2,602
Other core adjustments (3)	1,526		290

Core earnings (4)	$16,410	$0.31	$13,123	$0.29

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core earnings per share for the three months ended December 31, 2017 and December 31, 2016, are based on 53,606,671 shares and 45,964,465 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

	For the year ended December 31, 2017		For the year ended December 31, 2016
		Per Share		Per Share
	($ in thousands, except per share data)
Net income attributable to controlling stockholders	$30,856	$0.57	$14,652	$0.32
Core earnings adjustments:
Reverse GAAP income from equity method investments	(22,289)		(6,110)
Add back core equity method investments earnings (1)	42,707		30,491
Non-cash equity-based compensation charges (2)	11,304		10,054
Other core adjustments (3)	3,557		1,442

Core earnings (4)	$66,135	$1.27	$50,529	$1.20

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core earnings per share for the year ended December 31, 2017 and December 31, 2016, are based on 52,231,030 shares and 41,940,480 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

The table below provides a reconciliation of the Other core adjustments:

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
		($ in thousands)
Other core adjustments
Amortization of intangibles (1)	$746	$261	$2,622	$1,338
Net income attributable to non-controlling interest	23	29	179	104
Non-cash provision for taxes	757	—	756	—

Other core adjustments	$1,526	$290	$3,557	$1,442

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A expenses to Core SG&A expenses:

	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	($ in thousands)
GAAP SG&A expenses

Compensation and benefits	$3,976	$4,380	$19,708	$18,877
General and administrative	3,068	2,164	10,762	8,293

Total SG&A expenses (GAAP)	$7,044	$6,544	$30,470	$27,170

Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(2,953)	$(2,602)	$(11,304)	$(10,054)
Amortization of intangibles (2)	(51)	(50)	(202)	(203)

Core SG&A expenses adjustments	(3,004)	(2,652)	(11,506)	$(10,257)

Core SG&A expenses	$4,040	$3,892	$18,964	$16,913

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding grants related to stock based compensation are included in core earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.